225 Franklin Street Boston, MA 02110-2804 United States of America

News Release

For Release:	FOR IMMEDIATE RELEASE

Contact:	Investors:	Kelley MacDonald	Media:	Hannah Grove	Arlene Roberts
		+1 617/664-3477		+1 617/664-3377	+1 617/664-3377

STATE STREET TO SELL PRIVATE ASSET MANAGEMENT BUSINESS
TO U.S. TRUST

Transaction strengthens State Street’s focus on its core businesses

        Boston, MA, June 25, 2003 – State Street Corporation (NYSE: STT), the world’s leading specialist in meeting the needs of sophisticated global investors, today announced that it has entered into a definitive agreement to sell its Private Asset Management business to U.S. Trust, a wholly-owned subsidiary of The Charles Schwab Corporation (NYSE:SCH).

        “Our decision to sell the Private Asset Management business reflects our commitment to strengthen our focus on our core businesses,” said David A. Spina, chairman and chief executive officer of State Street Corporation. “This transaction enables us to direct resources to opportunities that will contribute to building our leadership position in global financial markets.”

        State Street’s Private Asset Management business employs approximately 180 people in offices in Boston, Cape Cod, Hartford, CT, and Manchester, NH. U.S. Trust is expected to retain all of the employees and maintain a presence in all of these locations.

-more-

        “State Street remains committed to meeting the evolving investment management needs of our clients over the long-term,” said Timothy B. Harbert, chairman and chief executive officer of State Street Global Advisors, the investment management arm of State Street Corporation. “With our superior ability to provide integrated, bundled investment solutions across enhanced, quantitative and fundamental strategies, we expect to continue to focus on our core investment management business and expand our position as the largest institutional asset manager in the world.”

        Subject to regulatory approval, the transaction is expected to close in the fourth quarter of 2003. State Street anticipates that the divestiture will be neutral to operating earnings in 2003 and slightly dilutive in 2004. Private Asset Management services contributed approximately 2% of State Street’s total revenue in 2002, primarily in management fees. Under the terms of the agreement, the transaction is valued at approximately $365 million, about 5% of which will be subject to the successful transition of the business.

        State Street’s Private Asset Management business provides investment management advice, trust, estate planning and financial advisory services to clients with $2 million or more in investable assets. The Private Asset Management group manages approximately $11.5 billion in assets for affluent individuals and families through teams of professionals in Boston, Cape Cod, Hartford, CT, and Manchester, NH.

        State Street Corporation (NYSE: STT) is the world’s leading specialist in providing sophisticated global investors with investment servicing, investment management, research and analytics and trading services. With $7.9 trillion in assets under custody and $788 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 21 countries and over 100 markets worldwide. For more information, visit State Street’s web site at www.statestreet.com.

-more-

        This news release may contain forward-looking statements, as defined by U.S. securities laws. Any such statements are based on current expectations and involve a number of risks and uncertainties. Important factors, including those mentioned in this news release, that could cause actual results to differ materially are set forth in State Street's annual report and subsequent SEC filings. They include risks and uncertainties relating to the value of global and regional financial markets and the pace of worldwide economic growth. State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. Any forward-looking statements contained in this news release speak only as of the date of release, June 25, 2003, and the company does not undertake to revise such forward-looking statements to reflect events after the date of this release.

# # #